Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter 2022

Net Income of $3.0 Million

Continued Revenue Growth, Improved Asset Quality Metrics, Strong Quarterly Earnings

Results Include Increases in Outstanding Loans, Net Interest Margin Expansion,

Improved Funding Costs and Strong Asset Quality

OSWEGO, N.Y., May 3, 2022 – Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced an increase in first quarter 2022 net income of $796,000, or 37.0%, as compared to the first quarter of 2021. Net income for the quarter ended March 31, 2022 was $3.0 million, or $0.49 per basic and diluted common share, compared to $2.2 million, or $0.36 per basic and diluted common share, for the first quarter of 2021. First quarter 2022 total revenue (net interest income and total noninterest income) of $11.1 million increased $665,000, or 6.4%, compared to the first quarter of 2021.

First Quarter 2022 Performance Highlights

•

Total interest-earning assets on March 31, 2022 of $1.25 billion increased by $12.2 million, or 1.0%, from $1.24 million at March 31, 2021 and $37.8 million, or 3.1%, from $1.21 billion at December 31, 2021.

•

Total loans were $855.6 million at the end of the first quarter of 2022 compared to $865.3 million one year prior and $832.5 million at the end of December 31, 2021. Excluding PPP-related loans, total loans grew by $56.7 million, or 7.2%, from March 31, 2021 and $29.2 million, or 3.6%, from year-end 2021.

•

Total deposits on March 31, 2022 were $1.11 billion, an increase of $45.2 million, or 4.2%, compared to $1.07 billion one year prior and $58.7 million, or 5.6%, from $1.06 billion at December 31, 2021.

•

A more beneficial deposit mix contributed to a 28 basis point reduction in deposit funding costs to 0.43% for the first quarter 2022, as compared to 0.71% in the prior year’s first quarter. Total funding costs decreased 36 basis points to 0.61% from the prior year’s first quarter.

•

Total first quarter 2022 net interest income of $9.5 million increased by $907,000, or 10.6%, from the prior year period, while net interest margin expanded to 3.06%, up 21 basis points over the prior year period.

•	Tangible book value per common share of $17.45 is up 2.4% from $17.04 one year prior.

“Our Company delivered a solid performance in the first quarter of 2022, achieving continued loan growth, further improvement in profitability and strong asset quality,” said James A. Dowd, President and CEO. “Coming off of record earnings in 2021, Pathfinder is well-positioned for continued success and I am both humbled and honored to lead our incredible team in our next phases of growth.”

“For the first quarter of 2022, we grew total revenue to $11.1 million, up 6.4% from the year-ago period. We also further improved key earnings ratios, with a first quarter 2022 return on average assets of 0.90% and an annualized return on average equity of 10.63%.  These profitability metrics grew by 22 basis points and 201 basis points, respectively, from the prior year quarterly period.”

“In light of our continued solid performance and increased profitability, our Board of Directors raised our quarterly cash dividend to $0.09 from the previous quarterly cash dividend of $0.07. This $0.02, or 28.6% increase from the current quarter compared to March 2021, reflects our ongoing commitment to rewarding our shareholders.”

“Our improved profitability is in large part due to the excellent performance of our team in serving both new and existing customers throughout our Central New York footprint.  Their efforts drove loan growth during the three months ended March 31, 2022. At the same time, we have continued to improve our funding mix and, as a result, believe that we are well-positioned for the currently-forecasted rising interest rate environment.”

“As we have expected, noninterest expenses did increase from the prior year period as we responded to inflationary and wage pressures within our markets. We will maintain our focus on effective expense management, while ensuring that we are continuing to make prudent investments to unlock our longer-term growth potential. Among those investments is our newest branch location in the City of Syracuse, which we now expect to open early in the third quarter of this year. The new branch in Syracuse’s Southwest Corridor area will soon bring a broad range of community banking services to an area that we believe is currently underserved.  In addition, this new branch will provide an additional point of convenient service access for our growing customer base in downtown Syracuse, where we already have established a successful presence.”

“It is important that I take this opportunity to thank Tom Schneider, our President and CEO for the past 22 years, for his dedication and leadership in positioning the Company for our improved level of operating performance while we continued to both maintain and enhance our high standards for credit quality and customer service. I would also like to thank Tom, on behalf of all of the members of our senior team, for his guidance and friendship that was extended to each of us during his tenure as our President and CEO. We look forward to his continued contributions to our corporate growth and development in the coming years, as Tom assumes his new role as Pathfinder’s Director of Capital Markets and Corporate Strategy.”

“Looking ahead, we are excited by the growth opportunities we see for both the Company and the regions that we serve. With strong loan and deposit pipelines and a highly capable team that is committed to serving our Central New York customers and communities, we are optimistic about our potential to continue growing our Company and enhancing shareholder returns over the long-term.”

Income Statement for the Quarter Ended March 31, 2022

First quarter 2022 net interest income was $9.5 million, an increase of $907,000, or 10.6%, compared to $8.6 million for the same quarter in 2021. The increase in net interest income between comparable quarters was primarily due to a 36 basis point reduction in rates paid on interest-bearing liabilities, reflecting the Company’s improved funding mix, which reduced total interest expense for the first quarter of 2022 by $867,000, or 36.4%, to $1.5 million, from $2.4 million for the prior year quarter. Interest and dividend income in the 2022 first quarter was $11.0 million, compared to $10.9 million in the first quarter of 2021. The net interest margin for the first quarter of 2022 was 3.06%, reflecting a 21 basis point increase compared to 2.85% for the first quarter of 2021. This improvement primarily reflects a 36 basis point decline in the average cost for interest-bearing liabilities as well as a larger interest-earning asset base, which partially offset the effects of a 10 basis point decline in the average yield.

The following table details the components of net interest income for the three months ended March 31, 2022 and 2021:

Components of Net Interest Income

Unaudited	For the three months ended
(In thousands, except per share data)	March 31, 2022	March 31, 2021	Change
Interest and dividend income:
Loans, including fees	$8,692	$8,847	$(155)	-1.8%
Debt securities:
Taxable	2,120	1,976	144	7.3%
Tax-exempt	118	29	89	306.9%
Dividends	48	87	(39)	-44.8%
Federal funds sold and interest earning deposits	4	3	1	33.3%
Total interest and dividend income	10,982	10,942	40	0.4%
Interest expense:
Interest on deposits	965	1,527	(562)	-36.8%
Interest on short-term borrowings	5	3	2	66.7%
Interest on long-term borrowings	133	295	(162)	-54.9%
Interest on subordinated loans	412	557	(145)	-26.0%
Total interest expense	1,515	2,382	(867)	-36.4%
Net interest income	9,467	8,560	907	10.6%
Provision for loan losses	102	1,028	(926)	-90.1%
Net interest income after provision for loan losses	$9,365	$7,532	$1,833	24.3%

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended
(In thousands, except number of loans)	March 31, 2022	March 31, 2021
Number of PPP loans originated in the period	-	421
Funded balance of PPP loans originated in the period	$-	$34,487
Number of PPP loans forgiven in the period	93	206
Balance of PPP loans forgiven in the period	$6,096	$18,581
Deferred PPP fee income recognized in the period	$278	$412

(In thousands, except number of loans)	March 31, 2022	March 31, 2021
Unearned PPP deferred fee income at end of period	$440	$1,468

(In thousands, except number of loans)	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	1,025	$98,429
Total PPP loans remaining at March 31, 2022	152	$13,292

Provision for Loan Losses

The Company reported a provision for loan losses of $102,000 for the first quarter of 2022, reflective of improving asset quality metrics, partially offset by the effects on required reserves related to year-over-year loan growth. This compares to a provision for loan losses of $1.0 million for the first quarter of 2021. The credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its proven conservative loan classification and reserve building methodologies to the analysis of these portfolios.

Noninterest Income

First quarter 2022 noninterest income was $1.6 million, a decrease of $242,000, or 13.1%, compared to $1.8 million for the same three-month period in 2021. The decrease in noninterest income, as compared to the same quarter of the previous year, was primarily due to a $201,000 non-recurring gain, recorded in the first quarter of 2021, related to the Bank’s sale of land previously held for development. Noninterest income categorized as recurring was $1.5 million for the first quarter of 2022, reflecting a $188,000, or 14.6%, improvement over the first quarter of the prior year. Recurring noninterest income excludes unrealized gains on equity securities, gains on sales of loans, foreclosed real estate, and premises and equipment, as well as losses on investment securities.

The following table details the components of noninterest income for the three months ended March 31, 2022 and 2021:

Unaudited	For the three months ended
(Dollars in thousands)	March 31, 2022	March 31, 2021	Change
Service charges on deposit accounts	$259	$331	$(72)	-21.8%
Earnings and gain on bank owned life insurance	162	125	37	29.6%
Loan servicing fees	117	90	27	30.0%
Debit card interchange fees	228	221	7	3.2%
Insurance agency revenue	299	280	19	6.8%
Other charges, commissions and fees	413	243	170	70.0%
Noninterest income before (losses) gains	1,478	1,290	188	14.6%
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	57	321	(264)	-82.2%
Gains on marketable equity securities	68	234	(166)	-70.9%
Total noninterest income	$1,603	$1,845	$(242)	-13.1%

Noninterest Expense

Total noninterest expense for the first quarter of 2022 was $7.3 million, an increase of $616,000, or 9.3%, compared to $6.6 million for the same three-month period in 2021. The increase was primarily driven by increases in salaries and employee benefits expense of $708,000, or 21.2%.

The $708,000 year-over-year increase in salaries and employee benefits expense was comprised of a $239,000 reduction in deferrals of personnel-related loan origination costs, a $207,000, or 7.9%, increase in salaries, a $206,000 increase in incentives expense and a $56,000 net increase in all other salaries and employee benefits expenses.

The $239,000 reduction in personnel-related costs deferred under generally accepted accounting principles in the first quarter of 2022, as compared to the same quarter in 2021, related to reduced levels of PPP loans loan originated in 2022 as compared to the previous year. The Company originated $-0- PPP loans in the first quarter of 2022, as compared to $34.5 million in the first quarter of 2021.

The $207,000 increase in salaries expense was primarily due to increases in individual salaries, effective in the first quarter of 2022, as well as modest additions to staff headcount.  The Company’s management increased its salary structure, where deemed to be appropriate, in late 2021 and early 2022 in order to effectively respond to inflationary and competitive pressures within our marketplace relative to the recruitment and retention of talent.  The $206,000 increase in incentives expense in the first quarter of 2022, as compared to the same quarter in 2021, was primarily due to the relative timing of incentive distributions made in 2021 and 2022 and overall adjustments made to the Bank’s performance incentive plans.  The level of incentive expense in the first quarter of 2022 is indicative of the quarterly level of such expenses expected for the remainder of 2022.

Partially offsetting the increase in salaries and employee benefits expense was a $126,000, or 18.6%, reduction in data processing expenses, primarily the result of a reduction in ATM processing fees that was in turn primarily driven by third-party vendor refunds obtained through contract renegotiation activities.

The following table details the components of noninterest expense for the three months ended March 31, 2022 and 2021:

Unaudited	For the three months ended
(Dollars in thousands)	March 31, 2022	March 31, 2021	Change
Salaries and employee benefits	$4,049	$3,341	$708	21.2%
Building and occupancy	826	793	33	4.2%
Data processing	550	676	(126)	-18.6%
Professional and other services	393	417	(24)	-5.8%
Advertising	187	246	(59)	-24.0%
FDIC assessments	222	198	24	12.1%
Audits and exams	141	202	(61)	-30.2%
Insurance agency expense	204	206	(2)	-1.0%
Community service activities	62	88	(26)	-29.5%
Foreclosed real estate expenses	13	6	7	116.7%
Other expenses	605	463	142	30.7%
Total noninterest expenses	$7,252	$6,636	$616	9.3%

Balance Sheet on March 31, 2022

The Company’s total assets on March 31, 2022 were $1.33 billion, an increase of $43.2 million, or 3.4%, from $1.29 billion on December 31, 2021. This increase was primarily driven by an increase in loans, along with increased available-for-sale and held-to-maturity securities. Total loans of $855.6 million increased by $23.1 million, or 2.8%, compared with $832.5 million on December 31, 2021, as organic loan growth was partially offset by PPP loan forgiveness. Investment securities totaled $367.4 million, an increase of $15.2 million, or 4.3%, compared to $352.2 million on December 31, 2021.

Total deposits on March 31, 2022 were $1.11 billion, an increase of $58.7 million, or 5.6%, from $1.06 billion at December 31, 2021. Interest-bearing deposits of $909.3 million at March 31, 2022 were up by $45.9 million, or 5.3% from year-end 2021, a result of municipal deposit inflows related to seasonal tax collections, as well as increases in retail deposits. Noninterest-bearing deposits totaled $204.7 million at March 31, 2022, an increase of $12.9 million, or 6.7%, from year-end 2021, resulting from continued growth in business banking relationships.

Shareholders’ equity was $109.1 million at March 31, 2022 compared to $110.3 million at December 31, 2021. The modest $1.2 million, or 1.1%, decrease was primarily a result of a $3.8 million increase in accumulated other comprehensive loss which is due to unrealized loss on investment securities categorized as available-for-sale, partially offset by a $2.4 million increase in retained earnings.

Asset Quality

The Bank maintained strong asset quality metrics for the first quarter of 2022. Annualized net loan charge-offs to average loans were 0.01% for the first quarter 2022, compared with 0.05% for the first quarter of 2021 and 0.10% for the year ended December 31, 2021. Nonperforming loans as a percentage of total loans continued to improve, totaling 0.81% at March 31, 2022, compared to 1.00% at December 31, 2021 and 2.47% at March 31, 2021. The decrease in the nonperforming loan portfolio at March 31, 2022, as compared to March 31, 2021, was primarily the result of loans held in portfolio that resumed regular payment status following the improvement in general business conditions in the second half of 2021.

The following table summarizes nonaccrual loans by category and status at March 31, 2022:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	14	$1,098	$78	77%	Under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,384	1,384	79%	The Bank is working on a modification with the borrower. The borrower has substantial deposits with the Bank.
	Recreational	1	1,233	1,233	49%	The loan is currently classified as a Troubled Debt Restructuring (TDR). The due date for this loan payment was September 1, 2021.
	All other	10	1,618	162	61%	Under active resolution management by the Bank.

Commercial lines of credit:		4	141	35	N/A	Under active resolution management by the Bank.

Commercial and industrial:		10	1,191	119	N/A	Under active resolution management by the Bank.

Consumer loans:		9	1,283	143	N/A	Under active resolution management by the Bank.
		49	$7,948	$162

The allowance for loan losses to non-performing loans at March 31, 2022 was 163.8%, compared with 64.2% at March 31, 2021. The change in the allowance for loans losses to non-performing loans is reflective of the significant reductions in nonaccrual loans discussed above.

Cash Dividend Declared

On March 28, 2022, the Company announced that its Board of Directors declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.09 per notional share for the issued warrant relating to the fiscal quarter ended March 31, 2022. The dividend represents an increase of $0.02 per share, or 28.6% over the dividend declared for the quarter ended December 31, 2021. The dividend will be payable to all shareholders of record on April 22, 2022 and will be paid on May 6, 2022. Based on the closing price of the Company’s common stock of $21.98 on March 31, 2022, the implied dividend yield is 1.6%. The quarterly cash dividend of $0.09 equates to a dividend payout ratio of 18.4%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2022	2021
Condensed Income Statement
Interest and dividend income	$10,982	$10,942
Interest expense	1,515	2,382
Net interest income	9,467	8,560
Provision for loan losses	102	1,028
	9,365	7,532
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,478	1,290
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	57	321
Gains on marketable equity securities	68	234
Noninterest income	1,603	1,845

Noninterest expense	7,252	6,636
Income before income taxes	3,716	2,741
Provision for income taxes	721	549

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$2,995	$2,192
Net income attributable to noncontrolling interest	45	38
Net income attributable to Pathfinder Bancorp Inc.	$2,950	$2,154
Convertible preferred stock dividends	-	97
Warrant dividends	11	9
Undistributed earnings allocated to preferred stock shares	-	439
Net income available to common shareholders	$2,939	$1,609

(Unaudited)
March 31,		December 31,	March 31,
2022		2021	2021
Selected Balance Sheet Data
Assets	$1,328,415	$1,285,177	$1,307,156
Earning assets	1,249,941	1,212,139	1,237,704
Total loans	855,601	832,459	865,307
Deposits	1,114,077	1,055,346	1,068,908
Borrowed funds	62,521	77,098	86,500
Allowance for loan losses	13,017	12,935	13,693
Subordinated loans	29,604	29,563	39,443
Pathfinder Bancorp, Inc. Shareholders' equity	109,055	110,287	99,939

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.02%	0.12%	0.05%
Allowance for loan losses to period end loans	1.52%	1.55%	1.58%
Allowance for loan losses to nonperforming loans	163.78%	155.99%	64.16%
Nonperforming loans to period end loans	0.93%	1.00%	2.47%
Nonperforming assets to total assets	0.60%	0.65%	1.63%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2022	2021
Key Earnings Ratios
Return on average assets	0.90%	0.68%
Return on average common equity	10.63%	10.50%
Return on average equity	10.63%	8.62%
Net interest margin	3.06%	2.85%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding*	4,535,967	4,442,231
Basic earnings per share*	$0.49	$0.36
Diluted weighted average shares outstanding*	4,535,967	4,442,231
Diluted earnings per share*	$0.49	$0.36
Cash dividends per share	$0.09	$0.07
Book value per common share at March 31, 2022 and 2021	$18.23	$18.07
Tangible book value per common share at March 31, 2022 and 2021	$17.45	$17.04
Tangible equity to tangible assets at March 31, 2022 and 2021	7.89%	7.31%
Tangible equity to tangible assets at March 31, 2022 and 2021, adjusted	7.97%	7.79%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity	$109,055	$99,939
Intangible assets	(4,648)	(4,665)
Convertible preferred equity	-	(17,901)
Common tangible equity	104,407	77,373
Common shares outstanding	5,983	4,541
Tangible book value per common share	$17.45	$17.04

Tangible common equity to tangible assets
Tangible common equity	$104,407	$95,274
Tangible assets	$1,323,767	$1,302,491
Tangible common equity to tangible assets ratio	7.89%	7.31%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$104,407	$95,274
Tangible assets	$1,323,767	$1,302,491
Less: Paycheck Protection Program (PPP) loans	$(13,292)	$(79,674)
Total assets excluding PPP loans	$1,310,475	$1,222,817
Tangible common equity to tangible assets ratio, excluding PPP loans	7.97%	7.79%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three months ended March 31, 2022 and 2021.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended March 31,
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$845,461	$8,692	4.11%	$849,676	$8,847	4.16%
Taxable investment securities	329,291	2,168	2.63%	308,259	2,063	2.68%
Tax-exempt investment securities	32,721	118	1.44%	12,234	29	0.95%
Fed funds sold and interest-earning deposits	31,830	4	0.05%	32,414	3	0.04%
Total interest-earning assets	1,239,303	10,982	3.54%	1,202,583	10,942	3.64%
Noninterest-earning assets:
Other assets	91,622			82,353
Allowance for loan losses	(13,031)			(13,057)
Net unrealized (losses) gains on available-for-sale securities	(1,334)			1,314
Total assets	$1,316,560			$1,273,193
Interest-bearing liabilities:
NOW accounts	$106,894	$71	0.27%	$94,951	$57	0.24%
Money management accounts	16,072	4	0.10%	15,597	4	0.10%
MMDA accounts	261,898	246	0.38%	235,289	255	0.43%
Savings and club accounts	138,585	48	0.14%	111,317	33	0.12%
Time deposits	377,907	596	0.63%	399,176	1,178	1.18%
Subordinated loans	29,578	387	5.23%	39,412	557	5.65%
Borrowings	63,528	163	1.03%	85,070	298	1.40%
Total interest-bearing liabilities	994,462	1,515	0.61%	980,812	2,382	0.97%
Noninterest-bearing liabilities:
Demand deposits	199,164			180,442
Other liabilities	11,904			11,944
Total liabilities	1,205,530			1,173,198
Shareholders' equity	111,030			99,995
Total liabilities & shareholders' equity	$1,316,560			$1,273,193
Net interest income		$9,467			$8,560
Net interest rate spread			2.93%			2.67%
Net interest margin			3.06%			2.85%
Ratio of average interest-earning assets to average interest-bearing liabilities			124.62%			122.61%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	Three months ended March 31,
	2022 vs. 2021
	Increase/(Decrease) Due to
			Total
			Increase
(In thousands)	Volume	Rate	(Decrease)
Interest Income:
Loans	$(47)	$(108)	$(155)
Taxable investment securities	312	(207)	105
Tax-exempt investment securities	68	21	89
Interest-earning deposits	-	1	1
Total interest income	333	(293)	40
Interest Expense:
NOW accounts	8	6	14
Money management accounts	-	-	-
MMDA accounts	116	(125)	(9)
Savings and club accounts	9	6	15
Time deposits	(60)	(522)	(582)
Subordinated loans	(137)	(8)	(145)
Borrowings	(64)	(96)	(160)
Total interest expense	(128)	(739)	(867)
Net change in net interest income	$461	$446	$907

The above information is preliminary and based on the Company's data available at the time of presentation.